AMERIPRIME ADVISORS TRUST AMENDMENT NO. 2

                       AGREEMENT AND DECLARATION OF TRUST

         1. Pursuant to Section 4.1 of the Agreement and Declaration of Trust of AmeriPrime Advisors Trust and effective upon execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Advisors Trust, hereby establish five new series of shares of the Trust and designate such series the "Enhans RT SPDR Fund," "Enhans RT Sector Fund," "Ensemble Community Technology Fund," "Ensemble Community Flagship Fund" and "Ensemble Partners Equity Fund" (the "Series"). The relative rights and preferences of each Series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Advisors Trust.

                  2. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            _____________/s/_________________________
                             Kenneth D. Trumpfheller

                            ____________/s/__________________________
                             Richard J. Wright

                            ___________/s/___________________________
                              Mark W. Muller

Dated:   December 22, 1999